UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 15, 2005

Grant Life Sciences, Inc.
__________________________________________

(Exact name of registrant as specified in its charter)

Nevada	000-50133	82-0490737
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 East Winchester, Suite 205 Murray, Utah		84107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 261-8736

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On March 15, 2005, Grant Life Sciences, Inc. (the "Company") completed the sale of $200,000 aggregate principal amount of an 8% Senior Secured Note due June 15, 2005 (the “Note”) and a warrant to purchase up to an aggregate of 250,000 shares of the Company’s common stock (the “Warrant”) to DCOFI Master LDC (the “Holder”). The Note and Warrant were issued in a private placement pursuant to Section 4(2) of the Exchange Act of 1933 and Rule 506. The net proceeds after deducting fees and expenses were approximately $165,000. Proceeds from the sale will be used for working capital and general corporate purposes.

The Note bears interest at a rate of 8% per annum, is due and payable on June 15, 2005 and is secured by the assets of the Company. Upon the occurrence of an event of default, as defined in the Note, the full principal amount of the Note will become due and payable and the Company will be required to issue to the Holder warrants to purchase an aggregate of 250,000 shares of common stock. The Note may be prepaid by the Company at a price equal to 100% of the outstanding principal balance, if within 60 days of the issue date and at a price equal to 106% of the outstanding principal balance if prepaid after 60 days after the issue date.

The Warrant is exercisable until five years from the date of issuance at a purchase price of $0.40 per share, subject to adjustment. The Holder may exercise the Warrant on a cashless basis if, one year after the issue date, the shares of common stock underlying the Warrant are not then registered pursuant to an effective registration statement. In the event the investors exercise the Warrant on a cashless basis, then the Company will not receive any proceeds. In addition, the exercise price of the Warrant will be adjusted in the event the Company issues common stock at a price below the exercise price of the Warrant. Upon an issuance of shares of common stock at a price below the exercise price, the exercise price of the Warrant will be reduced to the price such shares of common stock were issued. The exercise price of the Warrant will also be adjusted in certain circumstances such as if the Company pays a stock dividend, subdivides or combines outstanding shares of common stock into a greater or lesser number of shares, or takes such other actions as would otherwise result in dilution of the Holder’s ownership.

The Holder has agreed to restrict its ability to exercise the Warrant and receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates in the aggregate after such exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

In connection with the sale of the Note and the Warrant, the Company entered into the following agreements (i) a Securities Purchase Agreement, dated as of March 15, 2005, with the purchasers signatory thereto (the “Purchasers”), (ii) a Registration Rights Agreement, dated as of March 15, 2005, with the Purchasers, under which the Company agreed to register shares of common stock issuable upon exercise of the Warrant, (iii) a Security Agreement, dated as of March 15, 2005, with the Holder.

The above descriptions of the Note, the Warrant, the Securities Purchase Agreement, the Registration Rights Agreement, and the Security Agreement are not complete and are qualified in their entirety by the full text of such documents which are attached as exhibits to this Report and are incorporated herein by reference.

Nothing in this Report shall constitute an offer to purchase or sell, or a solicitation of an offer to purchase or sell, any securities of the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated in this Item 3.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit Number	Description

10.1	Securities Purchase Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto
10.2	Security Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the holders of the Notes.
10.3	Registration Rights Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto
10.4	8% Senior Secured Note dated March 15, 2005 in the name of DCOFI Master LDC
10.5	Common Stock Purchase Warrant dated March 15, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grant Life Sciences, Inc.

March 21, 2005	By:	/s/ Stan Yakatan
Name: Stan Yakatan
Title: Chief Executive Officer